Exhibit 12

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

November 17, 2023

MidCap Financial Investment Corporation

9 West 57th Street

New York, NY 10019

Apollo Tactical Income Fund Inc.

9 West 57th Street

New York, NY 10019

Apollo Senior Floating Rate Fund Inc.

9 West 57th Street

New York, NY 10019

Ladies and Gentlemen:

We have acted as tax counsel to MidCap Financial Investment Corporation, a Maryland corporation (“MFIC”), Apollo Tactical Income Fund Inc., a Maryland corporation (“AIF”), and Apollo Senior Floating Rate Fund Inc., a Maryland corporation (“AFT”), in connection with certain transactions pursuant to which, among other things, (i) AIF Merger Sub, Inc., a Maryland corporation and a wholly owned direct subsidiary of MFIC (“AIF Merger Sub”), will merge with and into AIF (the “AIF Merger”), with AIF continuing as the surviving company and as a wholly-owned direct subsidiary of MFIC, immediately after which AIF will merge with and into MFIC (the “Second AIF Merger” and, together with the AIF Merger, the “AIF Mergers”), with MFIC continuing as the surviving company, subject to the terms and conditions set forth in the Agreement and Plan of Merger, dated as of November 7, 2023, by and among MFIC, AIF Merger Sub, AIF, and Apollo Investment Management, L.P., a Delaware limited partnership and the investment adviser to MFIC (“AIM”) (the “AIF Merger Agreement”), and (ii) AFT Merger Sub, Inc., a Maryland corporation and a wholly owned direct subsidiary of MFIC (“AFT Merger Sub”), will merge with and into AFT (the “AFT Merger”), with AFT continuing as the surviving company and as a wholly-owned direct subsidiary of MFIC, immediately after which AFT will merge with and into MFIC (the “Second AFT Merger” and, together with the AFT Merger, the “AFT Mergers” and, the AIF Mergers together with the AFT Mergers, the “Mergers”), with MFIC continuing as the surviving company, subject to the terms and conditions set forth in the Agreement and Plan of Merger, dated as of November 7, 2023, by and among MFIC, AFT Merger Sub, AFT and AIM

MidCap Financial Investment Corporation et al.	- 2 -	November 17, 2023

(the “AFT Merger Agreement” and, together with the AIF Merger Agreement, the “Merger Agreements”). The time at which the AIF Merger becomes effective pursuant to Section 1.3 of the AIF Merger Agreement is hereafter referred to as the “AIF Effective Time” and the time at which the Second AIF Merger becomes effective pursuant to Section 1.7 of the AIF Merger Agreement is hereafter referred to as the “Second AIF Effective Time” (collectively, the “AIF Effective Times”). The time at which the AFT Merger becomes effective pursuant to Section 1.3 of the AFT Merger Agreement is hereafter referred to as the “AFT Effective Time” and the time at which the Second AFT Merger becomes effective pursuant to Section 1.7 of the AFT Merger Agreement is hereafter referred to as the “Second AFT Effective Time” (collectively, the “AFT Effective Times”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the AIF Merger Agreement or the AFT Merger Agreement, as applicable.

This opinion is being delivered in connection with the filing of the registration statement on Form N-14 (the “Registration Statement”) on the date hereof by MFIC, including the joint proxy statement/prospectus constituting a part thereof (the “Proxy Statement/Prospectus”), with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, pursuant to the terms of the Merger Agreements.

We have examined (i) the Merger Agreements and (ii) the Registration Statement in connection with this opinion. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of MFIC, AIF and AFT (and their respective investment advisers, including AIM) and have made such other and further investigations as we have deemed necessary or appropriate in connection with the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering such opinion, we have further assumed, with your permission, that (i) the AIF Mergers will be effected in accordance with the AIF Merger Agreement, (ii) the AFT Mergers will be effected in accordance with the AFT Merger Agreement, (iii) the statements concerning the Mergers set forth in the Merger Agreements and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the AIF Effective Times (with respect to such statements made in the AIF Merger Agreement) or the AFT Effective Times (with respect to such statements made in the AFT Merger Agreement), and (iv) any representations made in the Merger Agreements or “to the knowledge of”, or based on the belief of MFIC, AIF, AFT and AIM, are true, complete and correct and will remain true, complete and correct at all times up to and including the AIF Effective Times (in the case of such representations made in the AIF Merger Agreement) or the AFT Effective Times (in the case of such representations made in the AFT Merger Agreement), in each case, without such qualification. We have also assumed that each of MFIC, AIF, AFT and AIM has complied with, and, if applicable, will continue to comply with, their respective covenants contained in the Merger Agreements at all times.

MidCap Financial Investment Corporation et al.	- 3 -	November 17, 2023

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and therein, we confirm that the disclosure contained in the Registration Statement under the heading “Certain Material U.S. Federal Income Tax Considerations” constitutes our opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.

Our opinion is based on the Internal Revenue Code of 1986, as amended, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Mergers, the opinion expressed herein may become inapplicable.

We hereby consent to the filing of this opinion letter as Exhibit 12 to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus under the caption “Certain Material U.S. Federal Income Tax Considerations.”

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP